October 26, 2007

United States
Securities and Exchange Commission 450 Fifth Street, N.W.
Washington, DC 20549
Att’n: Howard Efron, Staff Accountant

Re:	Accelerated Building Concepts Corporation (the “Company”)
Item 4.01 Form 8-K/A
Filed October 17, 2007
File No. 001-11873

Dear Sir or Madam:

In connection with the Company’s response to the staff comments (by letters dated October 9th and 11th, 2007), this will confirm the Company’s understanding as follows:
Wholly Owned Subsidiaries:
•	Wholly Owned Subsidiaries: the Company is responsible for the adequacy and accuracy of the disclosure in the filing;
New Century Structures, Inc.
•	staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and	Sustainable Structures Leasing, LLC

•	the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Sincerely yours,

/s/ Joe Sorci

	Joe Sorci President	Corporate Office: 2901 Bush Drive Melbourne, FL 32935 Ph: 321 421 6597 Fax: 321 421 6616
Delaware: 2711 Centerville Road Suite 400 Wilmington, DE 19808